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                                Mecon Inc.
          Statement regarding computation of net loss per share

                                    Three Months Ended      Nine Months Ended
                                       1995      1996        1995      1996
                                       ----      ----        ----      ----
Weighted averaged shares of
  common stock                         3,949     6,003       3,579      6,000
Cashless exercise of warrants             57        --          57         --
Conversion of Series C
  preferred stock                        480        --         480         --
Dilutive effect of options
  outstanding                             --       319          --        445
Options subject to staff
  accounting Bulletin No. 83             315        --         315         --
                                    --------    ------      ------     ------
Shares used in per share
  calculation                          4,801     6,322       4,431      6,445
Net income (loss) attributable
  to common stockholders                  78    (1,581)       (919)      (522)
Net income (loss) per share             0.02     (0.25)      (0.21)     (0.08)
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